EXHIBIT 10.2

                      NON-RECOURSE SECURED PROMISSORY NOTE
                      ------------------------------------


$2,500,000                                                      October 31, 2006
                                                                Dallas, Texas

FOR VALUE RECEIVED, Terry L. LaCore and Mark D. Woodburn (each a "Borrower" and collectively, the "Borrowers"), jointly and severally, hereby unconditionally promise to pay to the order of Natural Health Trends Corp., a Delaware corporation, together with its successors and assigns (the "Company"), in lawful currency of the United States of America, at the Company's offices at 2050 Diplomat Drive, Dallas, Texas 75234, the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) together with accrued and unpaid interest on the outstanding principal amount by no later than October 31, 2008 (the "Maturity Date").

         SECTION 1. Interest. The outstanding principal amount of this Note shall bear interest at the rate of six percent (6%) per annum and be computed based upon a year of 360 days.

         SECTION 2. Optional Prepayment; Mandatory Prepayment. (a) At their option, the Borrowers may prepay at any time all or any part of the principal amount of, and accrued and unpaid interest on, this Non-Recourse Secured Promissory Note, without premium or penalty, either (i) in cash, or (ii) by delivering all or part of the Pledged Shares (as hereinafter defined), in accordance with Section 5 below.
         (b) At its option, the Company may require, on three (3) days prior written notice to the Borrowers that the Borrowers prepay at any time all or any part of the principal amount of, and accrued and unpaid interest on, this Non-Recourse Secured Promissory Note, without premium or penalty either (at the Borrowers option) (i) in cash, or (ii) by delivering all or part of the Pledged Shares (as hereinafter defined), in accordance with Section 5 below.

         SECTION 3. Pledged Collateral. In order to secure the payment and performance in full of all of their obligations under this Non-Recourse Secured Promissory Note, whether existing as of this date or any time thereafter, the Borrowers hereby pledge and assign to the Company, and grant to the Company a continuing security interest in, (i) one million eighty-one thousand sixty-six (1,081,066) shares of the Company's common stock (the "Pledged Shares") and the certificate(s) representing the Pledged Shares, and (ii) and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Shares (collectively, the "Pledged Collateral").

         SECTION 4. Security for Obligations. The pledge and security interest granted pursuant to this Non-Recourse Secured Promissory Note secures the payment of all obligations of the Borrowers under (i) this Non-Recourse Secured Promissory Note and (ii) that certain Indemnification Agreement dated as of the date hereof among the Borrowers and the Company (all such obligations of the Borrowers being herein called the "Obligations"); provided however, that the Pledged Collateral shall not be pledged as a security interest to secure the payment of the Borrowers obligations under the Indemnification Agreement at any time following the first anniversary following the date hereof.

         SECTION 5.  Payment in Pledged Shares; Non-Recourse.

         (a) The Borrowers may elect to repay all or part of the outstanding principal amount and accrued and unpaid interest on this Non-Recourse Secured Promissory Note by surrendering a certain number of Pledged Shares. To surrender Pledged Shares, the Borrowers shall deliver a written notice signed by each Borrower to the Company (a "Surrender Notice") which notice shall set forth the number of Pledged Shares to be surrendered (the "Surrendered Shares") to the Company for cancellation and the Fair Market Value (as set forth in Section 6 below) of such Surrendered Shares.

         (b) In the event that the Company disagrees with the calculation of Fair Market Value as set forth in a Surrender Notice, it shall so notify the Borrowers in writing (the "Response Notice") within ten (10) business days following its receipt of a Surrender Notice which Response Notice shall explain the basis for the Company's disagreement with the Fair Market Value calculation set forth in the Surrender Notice. If the Company fails to deliver a Response Notice within such ten (10) business day period, it shall note in the books and records of the Company that this Non-Recourse Secured Promissory Note shall be reduced by an amount equal to the Fair Market Value of the Surrendered Shares.

         (c) The Borrowers shall not be required to repay any amounts due and owing under this Non-Recourse Secured Promissory Note in excess of the Fair Market Value of the Pledged Shares surrendered or foreclosed upon hereunder.

         SECTION 6. Fair Market Value. Fair Market Value shall mean, with respect to each Surrender Notice:

         (a) If the Company is at the time of such notice a reporting company under the Securities Exchange Act of 1934, as amended, and its shares of common stock are traded on the NASD OTC Bulletin Board, The Nasdaq Stock Market, The American Stock Exchange or The New York Stock Exchange, then the Fair Market Value of each Surrendered Share shall be equal to the average of the closing market prices for 20 consecutive trading days prior to the date of the Surrender Notice. If no sale takes place on any such day on any such exchange, the average of the closing bid and asked prices on such day as so reported shall represent the closing market price for that day.

         (b) If Section 6(a) above is not applicable, then the Fair Market Value of each Surrendered Share will be the fair value as determined in good faith by the Company's Board of Directors.

         SECTION 7. Further Assurances. The Borrowers agree that at any time and from time to time, the Borrowers will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Company may reasonably request, in order to perfect and preserve any security interest granted or purported to be granted hereby or to enable the Company to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

         SECTION 8. Transfers and Other Liens. Each of the Borrowers agrees that he will not (i) sell, pledge or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or any interest therein without first receiving written consent for such sale, disposition, or grant from the Company,
(ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Non-Recourse Secured Promissory Note, or (iii) enter into any voting agreement or other voting arrangement or grant any proxy, with respect to the Pledged Collateral, except as contemplated by that certain Voting Agreement dated as of the date hereof among the Borrowers and the Company.

         SECTION 9. Default, Acceleration. If any of the following events shall occur (each, a "Default"): (i) the Borrowers shall fail to make any payment due hereunder when due; or (ii) the Borrowers shall breach in any material respect any of the covenants herein or in the other Transaction Documents (and such breach is not cured within ten (10) days following written notice thereof); or
(iii) the Borrowers shall file a petition or enter into any voluntary case under any bankruptcy or similar law; or (iv) there is commenced against the Borrowers an involuntary case or other similar proceeding under any bankruptcy or similar law which remains undismissed for a period of sixty (60) days, then and in any such event, upon written notice to the Borrowers from the Company, the principal amount hereof, together with accrued interest thereon and all other amounts due hereunder, shall become immediately due and payable without any further demand, presentment, protest, notice of protest, dishonor, notice of dishonor or notice of any other kind, all of which are hereby expressly waived by the Borrowers.

         SECTION 10. Remedies upon Default. (a) Upon a Default, the Company shall have the right, at its option, to exercise all rights, powers, privileges and preferences pertaining to the Pledged Collateral and to cause all such Pledged Collateral to be registered in the Company's name, or in the name of its nominee. To effectuate the provisions hereof, the Borrowers hereby irrevocably appoints and constitutes any officer of the Company as Borrower's true and lawful attorney to complete and fill in the stock power delivered in connection with the Pledged Shares, to take such further action as the Company may deem necessary to exercise, as a stockholder, all of the rights, title and position of a stockholder in the Company. Each of the Borrowers further agree that any transfer of the Pledged Collateral under the provisions of this paragraph and the exercise by the Company of the rights of a stockholder shall not be deemed a sale or disposition under the provisions of Article 9 of the Uniform Commercial Code nor an acceptance of such Pledged Collateral in satisfaction of the Obligations or any portion thereof.

         (b) Each Borrower jointly and severally agree to pay all costs and expenses incurred by the Company, including all reasonable attorneys' fees, for
(i) the collection of this Non-Recourse Secured Promissory Note and the indebtedness evidenced hereby, and (ii) the enforcement of the Company's rights hereunder or under any other instrument creating and collateral security or guaranty now or hereafter given to secure the obligation evidenced by this Non-Recourse Secured Promissory Note.

         (c) Each and every party liable hereon (whether as maker, endorser, guarantor, surety or otherwise) hereby: (i) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (ii) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder; (iii) agrees to any substitution, exchange, release, surrender or other delivery of any collateral now or hereafter held hereunder and to the addition or release of any other party or person primarily or secondarily liable; and (iv) agrees to be bound by all of the terms contained in this Note and in any and all other instruments now or hereafter executed, evidencing or governing all or nay proportion of any collateral for this Note. Every party to this Non-Recourse Secured Promissory Note and each such instrument agrees that the obligations of all such parties shall be joint and several.

         SECTION 11 Amendments. No amendment or waiver of any provision of this Non-Recourse Secured Promissory Note nor consent to any departure by the Borrowers herefrom shall in any event be effective unless the same shall be in writing and signed by the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 12 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and shall be given by mail, if to the Borrowers, to them at the address indicated on the signature page hereof, and if to the Company, addressed to it at 2050 Diplomat Drive, Dallas, Texas 75234,
Attn: General Counsel, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13. All such notices and other communications shall be effective three (3) business days after being deposited in the mails, postage prepaid, addressed as aforesaid.

         SECTION 13 Continuing Security Interest; Transfer of Note. Subject to the provisions of Section 4 above, this Non-Recourse Secured Promissory Note shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until payment in full of the Obligations. The rights and obligations of the Company and the Borrowers hereunder may not be assigned without the prior written consent of the Company and any purported assignment shall be null and void.

         SECTION 14. Governing Law; Terms. This Non-Recourse Secured Promissory Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

         IN WITNESS WHEREOF, the Borrowers have executed this instrument on the date first above written.

                                                /s/ TERRY L. LACORE
                                                --------------------------------
                                                Terry L. LaCore
                                                c/o Curran Tomko Tarski LLP
                                                1700 Pacific Avenue, Suite 4545
                                                Dallas, Texas 75201
                                                Attn:  Edwin J. Tomko



                                                /s/ MARK D. WOODBURN
                                                --------------------------------
                                                Mark D. Woodburn
                                                809 Dominion Drive
                                                Southlake, Texas 76092

                                                With a copy to:

                                                Haynes and Boone, LLP
                                                901 Main Street, Suite 3100
                                                Dallas, Texas 75202
                                                Attn:  Chris Kirkpatrick